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                                                           EXHIBIT 8(b)



                                  August 12, 1996





HomeTown Buffet, Inc.
9171 Towne Centre Drive, Suite 575
San Diego, CA 92122

Ladies and Gentlemen:

      We have acted as counsel for HomeTown Buffet, Inc. ("HomeTown") in connection with the merger of Country Delaware, Inc. ("Sub") with and into HomeTown pursuant to the Agreement and Plan of Merger dated June 3, 1996 (the "Merger Agreement") among HomeTown, Sub and Buffets, Inc. ("Buffets"). We are furnishing this letter to you pursuant to Section 7.01(k) of the Merger Agreement. Except as otherwise provided, capitalized terms used in this letter have the meanings set forth in the Merger Agreement.

      We have reviewed the Merger Agreement and have examined such other documents and records as we have deemed necessary for the purpose of this opinion. We assume for the purpose of this opinion that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, we expressly rely upon, and assume the initial and continuing accuracy of, the facts and representations set forth in the Merger Agreement and the registration statement on Form S-4 dated August 12, 1996, filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"). We do not express an opinion as to any transactions other than those described in the Merger Agreement or as to any transaction whatsoever if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement.

      We have made no independent investigation with regard to statements made in the Merger Agreement or the Registration Statement. We assume those statements to be accurate, but we express no opinion as to their accuracy or completeness. If all of the representations and facts set forth in the Merger Agreement and the Registration Statement are not true and accurate, both now and at the "Effective Time," as such term is defined in Section 1.01 of the Merger Agreement, our opinion is not applicable.

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HomeTown Buffet, Inc.
August 9, 1996
Page 2

      Based upon the foregoing, it is our opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of section 368(a)(2)(E) thereof and that HomeTown, Buffets and Sub will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

      Our opinion is limited to the federal income tax matter addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Merger or related transactions. In particular, no opinion is expressed with respect to any state, local or foreign tax consequences of the Merger or related transactions. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Internal Revenue Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

      Our opinion may not be relied upon by any person or entity other than you, and no person may be subrogated to any rights you have in connection with our opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any other report or document furnished to any person or entity.


                                       Very truly yours,



                                       STOEL RIVES LLP